Exhibit 99.1

Contacts:	David L. Kerr Senior Vice President – Corporate Development 713.386.1420 dkerr@comsys.com	Joseph C. Tusa, Jr. Senior Vice President and Chief Financial Officer 713.386.1428 jtusa@comsys.com

COMSYS IT PARTNERS, INC. WITHDRAWS

PRIVATE PLACEMENT OF $150 MILLION OF SENIOR NOTES AND

ENTERS INTO COMMITMENT LETTER FOR NEW CREDIT FACILITIES

HOUSTON, TX (December 5, 2005) – COMSYS IT Partners, Inc. (NASDAQ:CITP) announced today that it has withdrawn its proposed private offering of $150.0 million of senior notes.

COMSYS also announced today that it has entered into a commitment letter with Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc., with respect to a proposed new $230.0 million secured credit facility consisting of a $120.0 million senior secured revolving credit facility, a $10.0 million senior secured term loan and a $100.0 million junior secured term loan. The purpose of this facility would be to fully repay the Company’s existing long-term debt and to provide for ongoing working capital requirements, including strategic acquisitions and general corporate purposes.

“We had believed that market conditions would allow us to complete an opportunistic refinancing of our existing long-term debt through the issuance of senior notes,” said David Kerr, Senior Vice President of COMSYS. “Unfortunately, deterioration in the general conditions for high yield securities led to our decision to withdraw the offering. We intend, instead, to pursue this new financing with Merrill Lynch.” In the fourth quarter of 2005, COMSYS will expense approximately $1.1 million of fees and expenses associated with the withdrawal of the senior note offering.

The revolving credit facility and the junior term loan would mature in 2010 while the senior secured term loan would mature in 2007. The new credit facility would be guaranteed by all of the Company’s existing and future direct and indirect domestic subsidiaries and secured by substantially all of the present and future tangible and intangible assets of the Company and its direct and indirect domestic subsidiaries, including 100% of the equity interests in the Company’s domestic subsidiaries and 65% of the equity interests in the Company’s first-tier foreign subsidiaries. The revolving credit facility will limit the amount of borrowing capacity to an amount equal to the lesser of (a) $120.0 million and (b) 85% of certain accounts receivable less certain reserves.

The commitments are subject to certain customary conditions, including satisfactory completion of documentation, due diligence, meeting certain financial requirements and a rating of the junior secured term loan of B3/CCC+ or better from Moody’s and Standard & Poor’s, respectively. There can be no assurance that any of these conditions will be satisfied. The closing of the new credit facility is expected to occur in December 2005. The new credit facility would retire the Company’s existing senior credit facility, which currently provides for borrowings

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CITP Withdraws Private Placement

December 5, 2005

of up to $105 million under a revolving line of credit and a term loan of $7.5 million and expires in September 2009, and the Company’s existing $70 million second lien term loan, which matures in April 2010. The Company intends to repay all outstanding borrowings under the existing facilities with borrowings under the new credit facility. The Company expects that immediately following the closing of the new credit facility, the availability under the new revolving credit facility will be approximately $50 million, which will be available for general corporate purposes, including working capital and potential acquisitions of, or investments in, companies, technologies, products or assets.

About COMSYS IT Partners

COMSYS IT Partners, Inc. (NASDAQ: CITP), a leading IT staffing and managed solutions company with 42 offices across the U.S. and an office in the U.K. Leveraging more than 30 years of experience, COMSYS has enhanced its core competency of IT staffing services by creating client-centric, cost-effective information system solutions. COMSYS’ service offerings include contingent staff augmentation of IT professionals, permanent recruiting and placement, vendor management and project solutions including network design and management, offshore development, customized software development and maintenance, software globalization/ localization translation services and implementation and upgrade services for SAS, business intelligence and various ERP packages. COMSYS serves primarily Fortune 500 clients in the financial services/insurance, telecommunications, energy, pharmaceutical and healthcare industries and government agencies.

Forward-looking Statements

This material includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by words such as “estimate,” “forecast,” “plan,” “intend,” “believe,” “should,” “expect,” “anticipate,” or variations or negatives thereof, or by similar or comparable words or phrases. Forward-looking statements are based on the Company’s expectations and beliefs concerning future events affecting the Company, which reflect estimates and assumptions made by management. These estimates and assumptions reflect the Company’s best judgment based on currently known market conditions and other factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond its control. There are many factors that could cause forward-looking statements not to be correct, including the cautionary statements contained in this material and risks and uncertainties inherent in the Company’s business set forth in the filings of the Company with the Securities and Exchange Commission.

Although the Company believes that the expectations reflected in its forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. They can be affected by inaccurate assumptions the Company might make or by known or unknown risks and uncertainties. The forward-looking statements included in this communication are not guarantees of future performance, and we cannot assure the reader that those statements will be realized or that the forward-looking events or circumstances will occur. Actual future results may vary materially. Except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances, and is not responsible for any changes made to this release by wire or Internet services.

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